Exhibit 4.73

SECOND SUPPLEMENTAL INDENTURE

9.75% Senior Notes due 2014

SECOND SUPPLEMENTAL INDENTURE, dated as of July 28, 2008 (this “Second Supplemental Indenture”), to the Indenture dated as of May 1, 2006 (as amended as set forth below, the “Indenture”), among XM Satellite Radio Inc., a Delaware corporation (the “Issuer”), XM Satellite Radio Holdings Inc., a Delaware corporation (the “Parent Guarantor”), XM Equipment Leasing LLC, a Delaware limited liability company, as subsidiary guarantor, XM Radio Inc., a Delaware corporation, as subsidiary guarantor (together with XM Equipment Leasing LLC, the “Subsidiary Guarantors”), and The Bank of New York Mellon, a New York banking corporation, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer, the Parent Guarantor, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered the Indenture and the Issuer has issued pursuant to the Indenture the Issuer’s 9.75% Senior Notes due 2014 (the “Notes”), in the aggregate amount of U.S.$600,000,000;

WHEREAS, the Issuer, the Parent Guarantor, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered the First Supplemental Indenture, dated as of July 28, 2008, providing for the waiver of the change of control purchase obligation of the Issuer under the Indenture if certain conditions stated therein are satisfied;

WHEREAS, the Issuer, the Parent Guarantor and Vernon Merger Corporation (“Merger Sub”), a wholly-owned subsidiary of Sirius Satellite Radio Inc., a Delaware corporation (“Sirius”), entered into the Agreement and Plan of Merger, dated as of February 19, 2007 (the “Merger Agreement”) pursuant to which (i) Merger Sub will merge with and into the Parent Guarantor with the Parent Guarantor continuing as the surviving corporation (the “Merger”); and (ii) each issued and outstanding share of common stock, par value $0.01 per share, of the Parent Guarantor outstanding immediately prior to the Effective Time (as defined below), shall be converted into the right to receive, and shall become exchangeable in accordance with the Merger Agreement for, 4.6 shares of common stock, par value $0.001 per share, of Sirius;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer and the Trustee may amend or supplement the Indenture without the consent of any Holder of the Notes to make any change that does not adversely affect the legal rights under the Indenture of any Holder of the Notes, including to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the holders of the Notes by a successor thereto;

WHEREAS, the Issuer, the Parent Guarantor, the Subsidiary Guarantors and the Trustee have determined to enter into this Second Supplemental Indenture for the purpose of providing that the Parent Guarantor, as successor in the Merger, confirms its obligations as a Guarantor under the Indenture, its Indenture Guarantee and the Registration Rights Agreement on the terms set forth therein, and;

WHEREAS, the Issuer has delivered to the Trustee an Officer’s Certificate as well as an Opinion of Counsel pursuant to Sections 9.06, 10.04, and 12.05 of the Indenture to the

effect that the execution and delivery of this Second Supplemental Indenture by the Issuer, the Parent Guarantor and the Subsidiary Guarantors is authorized and permitted under the Indenture and that all conditions precedent and covenants, if any, provided for in the Indenture relating to the execution and delivery of this Second Supplemental Indenture to be complied with by the Issuer, the Parent Guarantor and the Subsidiary Guarantors have been satisfied;

WHEREAS, all other acts and proceedings required by law, by the Indenture and by the charter documents of the Issuer, the Parent Guarantor and the Subsidiary Guarantors to make this Second Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Issuer, the Parent Guarantor, the Subsidiary Guarantors and the Trustee hereby agree as follows:

ARTICLE 1

RATIFICATION; DEFINITIONS

Section 1.01. Second Supplemental Indenture. This Second Supplemental Indenture is supplemental to, and is entered into in accordance with Section 9.01 of, the Indenture, and except as modified, amended and supplemented by this Second Supplemental Indenture, the provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 1.02. Definitions. Unless the context shall otherwise require, all terms which are defined in Section 1.01 of the Indenture shall have the same meanings, respectively, in this Second Supplemental Indenture as such terms are given in said Section 1.01 of the Indenture.

ARTICLE 2

CONFIRMATION OF GUARANTEE

Section 2.01. Confirmation of Guarantee. The Parent Guarantor, as successor in the Merger, hereby expressly confirms its obligations as Guarantor of the Issuer’s obligations under the Indenture, this Second Supplemental Indenture and the Notes.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Effective Date. This Second Supplemental Indenture shall become effective as of the date hereof.

Section 3.02. Counterparts. This Second Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 3.03. Acceptance. The Trustee accepts the Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions set forth therein as so supplemented. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture of the due execution by the Issuer, the Parent Guarantor or the Subsidiary Guarantors, or for or in respect of the recitals contained herein, all of which are made solely by the Issuer, the Parent Guarantor or the Subsidiary Guarantors.

Section 3.04. Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by the Issuer, the Parent Guarantor or the Subsidiary Guarantors or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 3.05. Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.06. Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.07. Incorporation into Indenture. All provisions of this Second Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as amended and supplemented by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the day and year first above written.

The Issuer:

XM SATELLITE RADIO INC.

By	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	Executive Vice President and Chief Financial Officer

The Parent Guarantor:

XM SATELLITE RADIO HOLDINGS INC.

By	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	Executive Vice President and Chief Financial Officer

The Subsidiary Guarantors:

XM EQUIPMENT LEASING LLC

/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	Executive Vice President and Chief Financial Officer

XM RADIO INC.

By	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	Executive Vice President and Chief Financial Officer

[9.75% Notes - Second Supplemental Indenture]

The Trustee:

THE BANK OF NEW YORK

By	/s/ Remo J. Reale
Name:	Remo J. Reale
Title:	Vice President

[9.75% Notes - Second Supplemental Indenture]